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DRAFT----CRANE CO.                                                         NEWS
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                             Contact:
                             -------
                             Pamela Styles
                             Director, Investor Relations and Strategic Planning 203-363-7352
                             www.craneco.com

          CRANE CO. ANNOUNCES COMMENCEMENT OF TENDER OFFER TO ACQUIRE
                         SIGNAL TECHNOLOGY CORPORATION

         STAMFORD, CONNECTICUT - April 25, 2003 - Crane Co. (NYSE:CR) announced today that its newly-formed subsidiary, STC Merger Co., today commenced an all cash tender offer in the first step of the acquisition of Signal Technology Corporation. As previously announced, the tender offer is for all of the outstanding shares of Signal Technology Corporation at a purchase price of $13.25 net per share, pursuant to a merger agreement between Crane Co. and Signal Technology Corporation.

         This press release is for informational purposes only. It does not constitute an offer to purchase shares of Signal Technology Corporation or a solicitation/recommendation statement under the rules and regulations of the Securities and Exchange Commission ("SEC"). STC Merger Co. has filed tender offer materials with the SEC and Signal Technology Corporation has filed a solicitation/recommendation statement with the SEC. The tender offer materials and the solicitation/recommendation statement will be mailed directly to Signal Technology shareholders. These materials may also be obtained by directing such request to Georgeson Shareholder Communications Inc., which is acting as Information Agent with respect to the offer, at 17 State Street, 10th Floor, New York, NY 10004, toll-free 800-678-9601. These materials will also be available free of charge on the SEC's web site, www.sec.gov when filed, as well as on the Crane Co. web site, www.craneco.com. These materials contain important information and Signal Technology shareholders are advised to read them before making any decision with respect to the offer.

         Crane Co. is a diversified manufacturer of engineered industrial products. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information about Crane Co. visit the company web site www.craneco.com.